Exhibit 3.83

AGREEMENT OF LIMITED PARTNERSHIP

OF

RTTA, LP

THE LIMITED PARTNERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE GENERAL PARTNER (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

THE PARTNERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON THE TRANSFER SALE, PLEDGE OR OTHER DISPOSITION AS SET FORTH IN ARTICLE 11 OF THIS AGREEMENT.

AGREEMENT OF LIMITED PARTNERSHIP

OF

RTTA, LP

(c) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt	12
(d) Qualified Income Offset	12
(e) Gross Income Allocations	12
(f) Nonrecourse Deductions	12
4.4 Other Allocation Rules	13
(a) Allocations Upon Transfers of Partnership Interests	13
(b) Date Transfer Deemed to Occur	13
(c) Tax Allocations	13
4.5 Allocations Under Section 704(c) of the Code	13
4.6 Working Capital Reserve	14
4.7 Distribution in Kind	14

ARTICLE 5. MANAGEMENT; CERTAIN RIGHTS AND DUTIES OF GENERAL PARTNER	14
5.1 Management of Partnership Affairs	14
5.2 Limitations on Powers and Authority of the General Partner	15
5.3 No Other Authority	16
5.4 Reliance on Authority	16
5.5 Reimbursement	16
5.6 Standards of Performance	16
5.7 Dealings with Partnership	17
5.8 Removal	17
(a) Right to Remove	17
(b) New General Partner	17
(c) Restrictions	17
5.9 Withdrawal	18
(a) No Right	18
(b) Consequences of Wrongful Withdrawal	18
5.10 Conversion of Interest; Right to Purchase	18
5.11 Indemnification of General Partner	18
5.12 Power of Attorney	19
5.13 Representations and Covenants of the General Partner	19
(a) Due Organization, Good Standing and Corporate Power	19
(b) Authorization and Validity of Agreement	19

ARTICLE 6. RIGHTS, OBLIGATIONS AND REPRESENTATIONS OF LIMITED PARTNERS	20
6.1 Withdrawal	20
6.2 Representations of Limited Partners	20
(a) Authorization and Validity of Agreement	20
(b) Securities Act Investment	20
(c) Accredited Investor Status	20
(d) Review of Partnership Information	21
(e) No Advertisement	21
(f) Business Experience	21
(g) Risk of Loss	21
(h) Reliance	21
(i) Restricted Stock Limitations	21

ARTICLE 7. RIGHTS AND OBLIGATIONS OF SPECIAL LIMITED PARTNER	21
7.1 Withdrawal	21
7.2 Limitation on Voting Rights	22

ARTICLE 8. MEETINGS AND CONSENTS OF PARTNERS	22
8.1 Consents and Voting	22
(a) Sole Discretion	22
(b) Only Partners of Record to Vote	22
(c) No Proxies	22
8.2 Meetings	22
8.3 Action Without Meeting	22
8.4 Action by Telephone Conference	23

ARTICLE 9. BANK ACCOUNTS, INVESTMENTS, GENERAL ACCOUNTING PROVISIONS AND REPORTS	23
9.1 Books of Account; Access	23
9.2 Annual Reports	23
9.3 Bank Accounts	24
9.4 Investments	24

ARTICLE 10. TAXES	24
10.1 Tax Returns	24
10.2 Tax Elections	24
10.3 Tax Matters Partner	25

ARTICLE 11. RESTRICTIONS ON CERTAIN TRANSFERS AND COMPETITIVE ACTIVITIES	25
11.1 General Prohibition	25
11.2 Transfer by General Partner	25
11.3 Transfer by Limited Partner	25
11.4 Securities Laws Compliance	25
11.5 Substituted Partners	25
11.6 Amendment of Certificate of Limited Partnership	26
11.7 Competition	26

ARTICLE 12. DISSOLUTION	26
12.1 Dissolution	26
12.2 Continuation	26
12.3 Interim Manager	26
12.4 Effect of Dissolution	27

ARTICLE 13. WINDING UP AND TERMINATION	27
13.1 Winding Up and Termination	27
(a) General	27
(b) Powers	27
(c) Cost of Liquidation	28
(d) Termination; Release of Liquidation Escrow	28
(e) No Recourse	28
13.2 Cancellation of Certificate	28

ARTICLE 14. MISCELLANEOUS	28
14.1 Amendment or Modification	28
14.2 Notices	28
14.3 Failure to Pursue Remedies	29
14.4 Section Headings	29
14.5 Severability of Provisions	29
14.6 Governing Law; Venue	29
14.7 Cumulative Remedies	29
14.8 Counterparts	29
14.9 Successors and Assigns	29
14.10 Construction. Sections, Exhibits, Etc	30
14.11 Further Assurances	30
14.12 Waiver of Certain Rights	30
14.13 Attorneys’ Fees	30
14.14 Arbitration	30
14.15 Entire Agreement	30

EXHIBIT A	A-l

AGREEMENT OF LIMITED PARTNERSHIP OF

RTTA, LP

This Agreement of Limited Partnership of RTTA, LP (as the same may be amended from time to time, the “Agreement”) is executed as of March 1 , 2005, by RTBD, Inc., a Delaware corporation (“RTBD”) and RT Franchise Acquisition, LLC, a Delaware limited liability company (“RTFA”).

RECITALS:

ARTICLE 1. DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, each of the following terms has the meaning given to it below:

“Adjusted Capital Account” means, with respect to a Partner, the Capital Account maintained for such Partner in accordance with Section 3.7 hereof, after giving effect to the following adjustments:

(a) Such Capital Account will be increased to reflect any amounts which such Partner is obligated to restore to the Partnership, including any amount such Partner is deemed to be obligated to restore, under Treasury Regulations
Sections 1.7041(b)(2)(ii)(c) and 1.704-2(g) and (i)(5); and

(b) Such Capital Account-will be decreased to reflect any items described in Treasury Regulations
Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with those provisions.

“Affiliate” means, with respect to any Person, any Family Member of such first Person or any other Person who is controlled by, under common control with or in control of such first Person.

“Agreement” has the meaning given that term in the introductory paragraph hereof.

“Bankrupt Partner” means any Partner with respect to which an event of the type described in Section 4.02(a)(4) or (5) of the Partnership Act has occurred, subject to the lapsing of any period of time therein specified.

“Base Rate” means a rate per annum that from day to day is equal to the lesser of (a) the prime rate of interest as cited by The Wall Street Journal and (b) the maximum rate permitted by applicable laws, with each change in the rate to be made on the same date as any change in (a) or (b), as appropriate.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banks in the State of Texas are permitted to be closed.

“Capital Account” has the meaning given to it in Section 3.7.

“Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

“Carrying Value” means (a) with respect to any Partnership asset contributed to the Partnership by any Person, the gross fair market value of such asset as determined by the contributing Partner and the General Partner, provided that, if the contributing Partner is the General Partner, the determination of the fair market value of any contributed asset shall require the consent of a Majority in Interest of the Limited Partners, in each case, adjusted as provided in the last sentence of this paragraph, and (b) with respect to any other Partnership asset, the adjusted basis of such asset for federal income tax purposes as of the time of determination; provided, however, that the Carrying Value of all Partnership assets shall, at the election of the General Partner, be adjusted to equal their gross fair market value, as determined by the General Partner, upon the occurrence of an event specified in Treasury Regulations
Section 1.7041 (b)(2)(iv)(f)(5). The initial Carrying Value of any Partnership asset shall subsequently be adjusted in a manner similar to such asset’s adjusted basis for federal income tax purposes except that depreciation, amortization and certain other deductions shall be computed in accordance with Section 3.7(b)(i).

“Certificate” means, at any time, the certificate of limited partnership of the Partnership filed with the Secretary of State of the State of Texas pursuant to the Partnership Act and Section 2.7, as amended or restated at such time.

“Change in Control” means, with respect to any Partnership Interest, a change in the ultimate control of that Partnership Interest.

“Code” means, at any time, the Internal Revenue Code of 1986 or, from and after the date any successor statute becomes, by its terms, applicable to the Partnership, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Partnership. All references to sections of the Code include any corresponding provision or provisions of any such successor statute.

“Distributable Cash” of the Partnership means all cash funds of the Partnership on hand at any time after payment of all expenses of the Partnership payable as of such time reduced by the amount of the Working Capital Reserve and of the Liquidation Escrow, if any, at such time. Distributable Cash does not include or reflect any proceeds received or expenses incurred in connection with a capital transaction.

“Economic Risk of Loss” has the meaning set forth In Treasury Regulations Section 1.752-2(a).

“Event of Withdrawal” means, with respect to a General Partner, the occurrence of any of the following events:

(a) the General Partner gives written notice to the other Partners of its withdrawal and it becomes effective under Section 5.9;

(b) the General Partner is removed as a general partner in accordance with this Agreement;

(c) the General Partner becomes a Bankrupt Partner (unless a Majority in Interest of the Limited Partners agree that such event shall not constitute an Event of Withdrawal);

(d) a certificate of dissolution or its equivalent is filed with respect to the General Partner or 90 days lapse after the General Partner receives notice that its charter has been revoked without a reinstatement of the charter (unless a Majority in Interest of the Limited Partners agree that such event shall not constitute an Event of Withdrawal); or

(e) any other event that is an event of withdrawal with respect to the General Partner as set forth in Subsection 4.02(x) of the Partnership Act (unless, to the extent the Partnership Act permits the partnership agreement to vary such result, a Majority in Interest of the Limited Partners agree that such event shall not constitute an Event of Withdrawal).

“Family Member” means, with respect to any individual, any other individual that is (a) a spouse of such individual, (b) a birth or adoptive parent of such individual or spouse, (c) a descendant (whether by blood or adoption) of any such parent; or (d) a trust, the trustees or primary beneficiaries of which are one or more persons of the type described in clauses (a) through (c) immediately above.

“Fiscal Year” means the calendar year.

“General Partner” means RTBD, Inc., or any other Person admitted pursuant to this Agreement in the capacity of general partner in the Partnership, each for only so long as such Person remains as a general partner in accordance with this Agreement and the Partnership Act.

“Limited Partner” means RTFA, or any other Person admitted pursuant to this Agreement in the capacity of a limited partner in the Partnership (other than a Special Limited Partner), each for only so long as such Person remains as a limited partner in accordance with this Agreement and the Partnership Act. Such term does not include any Special Limited Partner.

“Limited Partners” means, at any time, every Person who is then a Limited Partner.

“Liquidating Manager” means the General Partner(s) who did not wrongfully dissolve the Partnership who remain after the Partnership is dissolved, if it is not properly reconstituted, or, in the absence of any such remaining General Partner, the Person or Persons selected to effect the liquidation of the Partnership by a Majority in Interest of the Limited Partners or, in both the absence of any such remaining General Partner and the failure of the Limited Partners to select a Liquidating Manager within the period of time during which the Partnership may be properly reconstituted following its dissolution, the Person or Persons appointed by a court of competent jurisdiction pursuant to Section 8.04(a) of the Partnership Act.

“Liquidation Escrow” means a cash escrow account established for the payment of liabilities of the Partnership in accordance with Section 13.1(a)(i).

“Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Loss shall be determined in accordance with Section 3.7(b) and shall not include any items specially allocated under Section 4.3. Once an item of income, gain, loss or deduction that has been included in the initial computation of Loss is subjected to Section 4.3, the applicable Profit or Loss shall be recomputed without regard to such item. For purposes of Section 4.2, in determining whether Loss has been allocated to any Partner for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.7(b) shall be treated as an item of gain or loss in computing Profit.

“Majority in Interest” means, with respect to any group of Partners, one or more Partners of that group who, together with their direct and indirect assignees who have not been admitted as a substituted Partner in respect of any Partnership Interest Transferred by such Partner or Partners, own more than 50% of the Sharing Ratios owned by all Partners of that group (or such assignees).

“Management Right” means, with respect to any Partnership Interest, the right of the Person last admitted as a Partner in respect of such Partnership Interest to participate in the management of the business and affairs of the Partnership in accordance with the Partnership Act and this Agreement, including but not limited to the right to consent to or approve certain actions of the Partnership.

“Minimum Gain” means the amount determined pursuant to the provisions of Treasury Regulations Section 1.704-2(d).

“Minimum Gain Attributable to Partner Nonrecourse Debt” means the amount determined pursuant to the provisions of Treasury Regulations Section 1.704-2(i)(3).

“Net Agreed Value” means (a) in the case of property or other consideration contributed to the Partnership as a Capital Contribution, the fair market value of such property or other consideration (as determined by the General Partner using such reasonable methods as it shall adopt) reduced by any indebtedness either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner in liquidation of the Partnership or otherwise, the fair market value of such property at the time of such distribution reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of such distribution.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” means those liabilities defined as such in Treasury Regulations Section 1.704-2(b)(3).

“Partner” means any General Partner, Limited Partner or Special Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partners” means all General Partners, Limited Partners and Special Limited Partners.

“Partnership” means the limited partnership formed pursuant to this Agreement.

“Partnership Act” means, at any time, the Texas Revised Limited Partnership Act or, from and after the date any successor statute becomes, by its terms, applicable to the Partnership, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Partnership. All references to sections of the Partnership Act include any corresponding provision or provisions of any such successor statute.

“Partnership Interest” means the interest of a Partner in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction or credit of the Partnership. It does not include the Management Right.

“Permitted Investments” has the meaning given it in Section 9.4.

“Person” includes any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, trust, employee benefit plan, tribunal, governmental entity, department or agency, or other entity.

“Profit” means, for any taxable period, the excess, if any of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Profit shall be determined in accordance with Section 3.7(b) and shall not include any items specially allocated under Section 4.3. Once an item of income, gain, loss or deduction that has been included in the initial computation of Profit is subjected to Section 4.3, the applicable Profit or Loss will be recomputed without regard to such item. For purposes of Section 4.2, in determining whether Profits have been allocated to any Partner for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.7(b) shall be treated as an item of gain or loss in computing Profit.

“Property” means the property described on Exhibit B, if any.

“Qualified Representative” means, with respect to any Partner who is not a natural person, an authorized officer, partner, director or agent of such Partner who is not appointed or elected solely or primarily for the purpose of representing such Partner as a Partner and, with respect to any Partner who is a natural person, a Person who has been duly appointed as the legal representative of such Partner due to such Partner’s mental or physical incapacity.

“Section” means a section of this Agreement, unless the text indicates otherwise.

“Sharing Ratio” means with respect to any Partner, the percentage shown as such Partner’s Sharing Ratio on Exhibit A, as it may be changed from time to time in accordance with this Agreement.

“Special Limited Partner” means any Person who becomes a Special Limited Partner as contemplated by Section 5.10.

“Subsection” means a subsection of this Agreement, unless the text indicates otherwise. “Subsidiary” means another Person in which the Partnership owns at least 90% of the common stock or similar type of residual equity.

“Transfer” means (a) any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, a Change in Control, or other transfer of any Partnership Interest or any interest therein, whether voluntary or involuntary, and whether during the transferor’s lifetime or upon or after the transferor’s death, including, but not limited to, any transfer by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment; or (b) the act of making any of the foregoing.

“Treasury Regulations” or “Regulations” means, at any time, the federal income tax regulations promulgated under the Code that are in effect at such time and that, by their terms, are applicable to the Partnership at such time. All references to sections of the Regulations include any corresponding provision or provisions of any such successor regulations.

“Unrealized Gain” means the excess, if any, of the fair market value of a Partnership asset (as determined by the General Partner using such reasonable methods as it shall adopt) as of the date of determination over the Carrying Value of such Partnership asset as of such date of determination.

“Unrealized Loss” means the excess, if any, of the Carrying Value of a Partnership asset as of the date of determination over the fair market value of such Partnership asset (as determined by the General Partner using such reasonable methods as it shall adopt) as of such date of determination.

“Working Capital Reserve” has the meaning given to it in Section 4.4.

1.2 Other Definitions. Other terms defined herein have the meanings so given them.

ARTICLE 2. ORGANIZATIONAL MATTERS

2.1 Formation. RTFA and RTBD hereby form, effective with the first proper filing of the Certificate as described in Section 2.7, the Partnership pursuant to the Partnership Act.

2.2 Name. The name of the Partnership is “RTTA, LP.” The business of the Partnership shall at all times be conducted under such name unless, in order to comply with the laws of any jurisdiction outside the State of Texas in which the Partnership plans to conduct business, the Partnership is required to conduct business within such jurisdiction under a different name or unless the General Partner, with the consent of a Majority in Interest of the Limited Partners, selects, from time to time, another name or names in which the Partnership will conduct business. The General Partner shall promptly give each other Partner notice of any name other than RTTA, LP under which the Partnership does business and the jurisdictions in which such other name is used.

2.3 Name and Address of Initial Partners. The name and address of each initial Partner of the Partnership are set forth on Exhibit A. Each such Person is admitted to the Partnership as a general partner or limited partner, as the case may be, at the time the Partnership’s existence begins under Section 2.8.

2.4 Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Texas and the name of the registered agent of the Partnership at such address shall be as specified from time to time in the Certificate. With the consent of a Majority in Interest of the Limited Partners, the General Partner may at any time and from time to time designate a new or successor registered office or registered agent, or both, but the General Partner shall take all necessary action to ensure that the Partnership at all times complies with applicable provisions of the Partnership Act regarding the maintenance of a registered office and registered agent in the State of Texas.

2.5 Principal Office and Other Offices. The principal address and place of business of the Partnership and the place where the Partnership’s books and records will be kept as required by Section 1.07 of the Partnership Act shall be 150 West Church Avenue, Maryville, Tennessee 37801, or such other place that is consistent with the purpose of the Partnership as the General Partner may designate from time to time by notice to the other Partners. The Partnership may have such other office or offices as the General Partner may designate from time to time by notice to the other Partners but only if the General Partner complies with the requirements of Section 2.7 before the Partnership opens any such office in a jurisdiction other than Texas and only if having each such other office is consistent with the purpose of the Partnership.

2.6 Purpose. The purpose of the Partnership is to, directly or through a Subsidiary, operate a restaurant business, including leasing of real estate, as applicable, and take all other actions ancillary or related to the foregoing. The Partnership is authorized to engage in all business permitted by the Partnership Act. If the Partnership qualifies to do business in a foreign jurisdiction, it may transact all business permitted in that jurisdiction. There is no jurisdictional restriction upon the Partnership’s property or activity.

2.7 Certificate; Foreign Qualification. The General Partner shall promptly file, on behalf of the Partnership, a certificate of limited partnership that meets the requirements of the Partnership Act with the Secretary of State of the State of Texas and shall cause such certificate of limited partnership to be amended from time to time as required by the Partnership Act. Prior to commencing any activities in any jurisdiction other than Texas, the General Partner shall, to the full extent required by or advisable under the laws of such jurisdiction, cause the Partnership to comply with all requirements for the qualification of the Partnership as a limited partnership, or a partnership in which each Partner other than the General Partner has similar limited liability, in such jurisdiction, including but not limited to appointing a registered agent and maintaining a registered office in such jurisdiction. Upon the reasonable request of the General Partner, each other Partner shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements to form, operate, qualify, continue and terminate the Partnership as (a) a limited partnership under the Partnership Act and the laws of the State of Texas and (b) a limited partnership, or a partnership in which each Partner other than the General Partner has limited liability, in all other jurisdictions where the Partnership proposes to operate.

2.8 Term. The Partnership’s existence shall commence on the effective date of the initial filing of the Certificate with the Secretary of State of the State of Texas and shall continue until the Partnership terminates pursuant to Section l3.1 (d) following dissolution. The Partnership may not conduct business until the Certificate has been filed with the Secretary of State of the State of Texas.

2.9 Merger, Exchange or Conversion. The Partnership may effect or participate in a merger or exchange, as such terms are used in Section 2.11 of the Partnership Act, or in a conversion, as such term is used in Section 2.15 of the Partnership Act and Section 9.01 of the Texas Revised Partnership Act, or enter into an agreement to participate in a merger, exchange or conversion, with the consent of the General Partner and of a Majority in Interest of the Limited Partners.

ARTICLE 3. CAPITAL CONTRIBUTIONS AND LOANS

3.1 RTBD’s Contribution. Simultaneously with the execution of this Agreement, RTBD will contribute $10 in cash to the capital of the Partnership.

3.2 RTFA’s Contribution. Within ten days after the filing of the Certificate, RTFA will contribute $990 in cash to the capital of the Partnership.

3.3 No Additional Contribution. No Partner shall be required to make any Capital Contributions to the Partnership beyond those described in this Agreement or otherwise agreed to in writing by the Partner from whom such additional Capital Contribution is sought.

3.4 Return of Contributions. A Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Except as provided in Section 3.8, an unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. Except as provided in Section 3.8, a Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

3.5 Loans by Partners. Any Partner, with the General Partner’s consent, may loan funds to or on behalf of the Partnership. In addition, payment by a General Partner of a Partnership obligation is deemed to be a loan under this Section. Unless otherwise agreed by the Partnership and the lending Partner, a loan described in this Section is payable on demand, bears interest at the Base Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

3.6 Capital Accounts

(a) Establishment. There shall be established for each Partner a capital account (“Capital Account”) on the books of the Partnership to be maintained and adjusted pursuant to this Agreement, which shall control the division of Partnership assets upon liquidation of the Partnership. Such Capital Account shall be increased by (i) the amount of all cash contributed and the Net Agreed Value of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of income or gain allocated to such Partner pursuant to Article 4 hereof, including any income or gain exempt from tax; and shall be decreased by (i) the amount of any cash and the Net Agreed Value of any property distributed to such Partner by the Partnership pursuant to this Agreement and (ii) all items of Partnership deduction and loss computed in accordance with Subsection (b) of this Section that is allocated to such Partner.

(b) Computation. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in Capital Accounts, the determination, recognition, and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:

(i) Any deductions for depreciation, cost recovery or amortization or expense in lieu thereof, attributable to a Partnership asset shall be determined as if the adjusted basis of such property were equal to its Carrying Value;

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as if the adjusted basis of such Partnership asset as of such date of disposition were equal to the amount of the Carrying Value of such Partnership asset as of such date;

(iii) Immediately prior to the distribution of any Partnership asset, the Capital Accounts of all Partners shall be adjusted (consistent with the provisions hereof and Section 704 of the Code) to reflect any Unrealized Gain or Unrealized Loss attributable to the Partnership asset being distributed as if it had been recognized upon an actual sale of such asset immediately prior to such distribution and had been -allocated among the Partners in accordance with Section 4.2;

(iv) The computation of all items of income, gain, loss and deduction shall be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes. For purposes of this Section 3.6, amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and deductions for any losses incurred in connection with the sale or exchange of Partnership assets disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code shall be treated as expenditures described in Section 705(a)(2)(B) of the Code; and

(v) The amount of any adjustments to the adjusted bases (or Carrying Values) of any Partnership assets pursuant to Section 743 of the Code shall not be taken into account.

(c) Section 754 Election. Except as otherwise provided in Treasury Regulations Section 1.704-1 (b)(2)(iv)(m), in the event that the Partnership makes an election under Section 754 of the Code, the amounts of any adjustments to the bases (or Carrying Values) of Partnership assets shall not be reflected in Capital Accounts.

(d) Transferees. A transferee of a Partnership Interest will succeed to the Capital Account relating to the Partnership Interest.

(e) Other Accounts. The General Partner, in its sole discretion, may maintain such other accounts for the Partners as it deems necessary or appropriate for financial reporting purposes.

3.7 Other Provisions With Respect to Capital Contributions. Except as otherwise provided in this Agreement, no Partner shall be entitled to priority over any other Partner with respect to a return of its Capital Contributions. No payment of fees, salary or loans or of other amounts paid in connection with arm’s-length transactions with a Partner shall be considered a return of Capital Contributions.

3.8 No Duty to Restore Negative Capital Account. Except to the extent otherwise required herein or agreed to in writing by a Partner, such Partner is not required to contribute or lend any cash to the Partnership to enable the Partnership to return any other Partner’s Capital Contribution or to make any distribution to any Partner, even if such Partner has a deficit balance in its Capital Account. This provision does not negate any right of contribution a General Partner may have as against any other General Partner.

ARTICLE 4. DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions Of Distributable Cash. The Distributable Cash of the Partnership (if any) shall be distributed to the Partners in accordance with their Sharing Ratios. Distributions of Distributable Cash with respect to a Fiscal Year shall be made at such times as the General Partner determines, but in no event shall such distributions be made later than the first business day following the lapse of 45 days after the end of the Fiscal Year to which it relates. No payment of fees, salary or loans or of other amounts paid in connection with arm’s-length transactions to a Partner shall be considered a distribution. Distributions of cash or property in respect of a Partnership Interest shall be made only to the Partner who, according to the books and records of the Partnership, is the holder of such Partnership Interest in respect of which such distribution is made on the date of such distribution. The date for any distribution of Distributable Cash shall be determined by the General Partner, in its sole discretion, but shall generally be the last day of a fiscal quarter.

4.2 General Allocations.

(a) Profits. Except as set forth in Section 4.3 and Section 13.1, Profits of the Partnership shall be allocated to the Partners in accordance with their relative Sharing Ratios.

(b) Losses. Except as set forth in Section 4.3 and Section 13.1, Losses shall be allocated to the Partners in accordance with their relative Loss Ratios, or as otherwise agreed to by the Partners.

4.3 Special Allocations. The following special allocations shall be made in the following order before allocations of Profits or Losses are made:

(a) Limitation on Allocation of Losses. Notwithstanding the provisions of Section 4.2(b) hereof, if the amount of Losses for any Fiscal Year that would otherwise be allocated to a Limited Partner under Section 4.2(b) would cause such Limited Partner to have a deficit in its Adjusted Capital Account as of the last day of such Fiscal Year, then such Loss shall be allocated to the General Partner. Notwithstanding Section 4.2(a) above, to the extent the General Partner has received a special allocation of Losses pursuant to the immediately preceding sentence, Profits shall be first allocated to the General Partner before making any allocations under Section 4.2(a) above.

(b) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Minimum Gain during any Partnership taxable period, each Partner shall be specially allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulations Section 1.7042(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-20)(2). This Section 43(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, each Partner who has a share of the Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods) in an amount equal to such Partner’s share of the net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-20)(2). This Section 43(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) Qualified Income Offset. In the event any Limited Partner unexpectedly receives adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5) or 1.704(b)A(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 43( d) shall be made if and only to the extent that such Limited Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 4 have been made as if this Section 43(d) were not in this Agreement.

(e) Gross Income Allocations. In the event any Limited Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period that is in excess of the sum of (i) the amount such Partner is obligated to restore and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections and 1.704-2(g) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided in this Article 4 have been tentatively made as if this Section 4.3(e) and Section 4.3(d) were not in this Agreement.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Sharing Ratios. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partners who bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

4.4 Other Allocation Rules.

(a) Allocations Upon Transfers of Partnership Interests. If any Partnership Interest is transferred during any Fiscal Year, the items of income and loss attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated proportionately between the transferor and the transferee based upon the number of days during such Fiscal Year for which each party was the holder of the Partnership Interest transferred, determined in accordance with the provisions of Section 4.4(b) below.

(b) Date Transfer Deemed to Occur. Subject to applicable Treasury Regulations, the Partnership will treat Partners who are the holders of Partnership Interests as of the close of business on the first day of a calendar month as being the only holders with respect to such Partnership Interests during such month; provided, however, that gain or loss on a sale or other disposition of all or substantially all of the Partnership assets or on a sale or other disposition of a substantial capital asset of the Partnership not in the ordinary course of business, as determined by the General Partner, shall be allocated to the holder of a Partnership Interest on the date of such sale or other disposition, and any distribution of proceeds of any such sale or other disposition shall be made to the holder of such Partnership Interest on the date of such sale or other disposition.

(c) Tax Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the same manner as the Profits and Losses pursuant to Sections 4.2(a) and 4.2(b) or in the same manner as amounts are allocated pursuant to Section 4.3; provided, however, that if a Partnership asset has a Carrying Value other than its adjusted basis for federal income tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Partners so as to take account of the variation between the adjusted basis of the asset for tax purposes and its Carrying Value in accordance with Section 704(c) of the Code as set forth in Section 4.5 below.

4.5 Allocations Under Section 704(c) of the Code. In the event that the Carrying Values of any Partnership assets differ from their respective adjusted bases for federal income tax purposes, the Partnership shall maintain a separate Tax Capital Account for each Partner (a “Tax Capital Account”) computed in the manner described in Section 3.7 hereof but with the following modifications (a) the value of Capital Contributions or distributions of property shall be computed with reference to the property’s adjusted basis for federal income tax purposes rather than its fair market value and (b) any deductions for depreciation, cost recovery, amortization or other expense in lieu thereof attributable to such property and any income, gain or loss attributable to the taxable disposition of such property shall be computed by reference to such property’s adjusted basis for federal income tax purposes rather than its Carrying Value as required under Section 3.7. Amounts realized, income, gain, loss and deduction for federal income tax purposes (and accordingly computed without regarding to the adjustments contained in Section 3.7 hereof other than Section 3.7(b)(iv)) shall be allocated among the Partners in a manner designed to reduce the difference between each Person’s Capital Account and such Person’s Tax Capital Account (or, if such Capital Accounts are equal, to maintain such equality) to the maximum extent permitted by the Code.

4.6 Working Capital Reserve. From time to time, the General Partner, using reasonable business judgment, may establish and maintain a Working Capital Reserve (herein so called). If and to the extent the General Partner determines that funds in the Working Capital Reserve that have not been utilized by the Partnership are no longer required to be so maintained, such funds shall be released from the Working Capital Reserve and distributed in the manner in which they would have been distributed had they not been set aside to fund such Working Capital Reserve. The General Partner shall determine, in its reasonable discretion, the periods to which any funds released from the Working Capital Reserve are attributable.

4.7 Distribution in Kind. Unless authorized as contemplated by Section 5.2(d), no assets will be distributed in kind, regardless of any potential unrealized depreciation or appreciation in respect thereof. Any in-kind distributions will be made proportionately among the Partners in accordance with the percentage of the distributions the Partners are entitled to receive.

ARTICLE 5. MANAGEMENT; CERTAIN RIGHTS AND

DUTIES OF GENERAL PARTNER

5.1 Management of Partnership Affairs. The Partnership shall be managed by the General Partner who shall have, subject to any restrictions imposed by applicable law or expressly imposed by this Agreement, full, complete and exclusive authority to manage and control the business, affairs and properties of the Partnership, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. In addition to the powers now or hereafter granted the general partners of a limited partnership under applicable law or that are granted the General Partner under any provision of this Agreement, subject to the limitations described in Section 5.2 and elsewhere in this Agreement, the General Partner shall have the power, for and on behalf and in the name of the Partnership, to carry out and implement the purpose of the Partnership set forth in Section 2.6 and to do all things necessary or desirable or expedient in connection therewith or incidental thereto and to manage, conduct and supervise the day-to-day business affairs of the Partnership and, without limiting the generality of the foregoing, to cause the Partnership to do the following:

(a) to acquire, purchase, own, hold, maintain, develop, operate, sell, exchange, lease, sublet, assign, transfer or otherwise dispose of tangible and intangible properties of any kind and character;

(b) to enter into, become bound by and perform obligations under contracts and instruments and to make all decisions and waivers thereunder;

(c) to open, maintain and close bank accounts, make withdrawals therefrom, and designate and change signatories on such accounts;

(d) to procure and maintain with responsible companies insurance, including general liability, bodily injury and property damage insurance, in amounts that are available and that are generally carried by similar entities;

(e) to incur all legal, accounting, investment banking, independent financial consulting, litigation, brokerage, registration and other fees and expenses as it may deem necessary or appropriate for carrying on and performing the powers and authorities herein conferred;

(f) to collect amounts due the Partnership, settle claims, prosecute and defend lawsuits and handle matters with governmental agencies;

(g) to exercise the voting rights of the Partnership on account of its ownership in any other Person; provided however, that if the action to be voted on is one that, if taken by the Partnership itself, would require the approval of other Partners, such approval shall be required before the General Partner exercises such voting rights to approve such action;

(h) to borrow funds or otherwise commit the credit of the Partnership; and

(i) to make, constitute and appoint, by written document duly executed and acknowledged, any Person who does not suffer any legal disability, contractual or otherwise, that would prohibit such Person from so acting, as the Partnership’s true and lawful attorney and agent for it and in its name, place and stead and for its use and benefit to perform any act or exercise any power or authority, all as specified in such document, that the General Partner might perform or exercise in accordance with this Agreement; provided, however, that no such appointment shall relieve the General Partner of the duties and obligations imposed on it under this Agreement or the Partnership Act.

5.2 Limitations on Powers and Authority of the General Partner. Notwithstanding the provisions of Section 5.1, the General Partner may not cause the Partnership to do any of the following without the consent of a Majority in Interest of the Limited Partners (or, in the case of subsection (a), such other consent as would be required to amend this Agreement to provide such act would not violate this Agreement):

(a) do any act in violation of this Agreement;

(b) do any act that would make it impossible to carry on the ordinary business of the Partnership (except in connection with the winding up of the Partnership’s business):

(c) admit a Person as a Partner except as otherwise expressly permitted by this Agreement;

(d) sell, assign, exchange, transfer, conveyor otherwise dispose of, or consent to the sale, assignment, exchange, transfer, conveyance or other disposition of, all or substantially all the Partnership’s assets (other than (i) to a Subsidiary or (ii) in connection with the winding up of the Partnership’s business if the Liquidating Manager does not believe there is a reasonable alternative to pay, satisfy and discharge the debts, liabilities and obligations of the Partnership or if a Majority in Interest of the Limited Partners do not agree in writing, after being requested to do so, to the in-kind distribution of such assets);

(e) possess Partnership property or assign its rights in Partnership property, other than for a Partnership purpose;

(f) cause the Partnership to operate in such a manner as to be classified as an “investment company” for purposes of the Investment Company Act of 1940;

(g) cause the Partnership to effect or participate in any merger, exchange or conversion or enter into an agreement to do so; or

(h) permit any agent designated by the General Partner to do any of the foregoing.

5.3 No Other Authority. No Partner other than the General Partner has the right or authority to act for or on behalf of the Partnership, except to the extent otherwise expressly required by this Agreement or required by provisions of the Partnership Act or other applicable law that cannot be modified by this Agreement.

5.4 Reliance on Authority. In its dealings with the Partnership, a third party may rely on the authority of the General Partner to bind the Partnership without reviewing the provisions of this Agreement or confirming compliance with the provisions of this Agreement.

5.5 Reimbursement. The General Partner is entitled to be reimbursed for out-of-pocket costs and expenses reasonably incurred by it in performing its duties under this Agreement; provided, however, that the General Partner is not entitled to be reimbursed for any of its overhead costs and expenses.

5.6 Standards of Performance. Except as otherwise provided in this Agreement, the General Partner shall perform its duties with respect to the Partnership in good faith and in the best interests of the Partnership and shall devote such time and effort to the Partnership business and operations as is reasonably necessary to manage the affairs of the Partnership prudently. The General Partner is liable for acts, errors or omissions in performing its duties with respect to the Partnership ONLY if such performance is conducted in bad faith or with gross negligence, THE GENERAL PARTNER IS NOT LIABLE FOR ACTS, ERRORS OR OMISSIONS IN PERFORMING ITS DUTIES WITH RESPECT TO THE PARTNERSHIP FOR ANY OTHER REASON, INCLUDING THE GENERAL PARTNER’S SOLE, PARTIAL OR CONCURRENT NEGLIGENCE.

5.7 Dealings with Partnership. The Partnership may enter into agreements and transact business with a Partner or any Affiliate of a Partner but the terms of such agreement or transaction must be no less favorable to the Partnership than those the Partnership could obtain from unrelated third parties or be approved by the General Partner and a Majority in Interest of the Limited Partners.

5.8 Removal

(a) Right to Remove. The General Partner may be removed from the Partnership by a Majority in Interest of the Limited Partners if (i) they, acting reasonably and in good faith, determine that (A) the General Partner or any of its officers, directors, agents or employees is guilty of fraud, dishonesty, unethical business conduct, moral turpitude or similar acts of misconduct that are likely to materially adversely affect the Partnership; (B) the General Partner has failed or refused to perform in all material respects the duties called for of it under this Agreement or otherwise to have breached any material agreement contained herein; or (C) any officer, director, agent or employee of the General Partner has become mentally or physically incapacitated to such extent that the General Partner is or shall be unable to perform fully its duties under this Agreement for a period of more than eight weeks; (ii) a Transfer of the General Partner’s Partnership Interest in violation of this Agreement is purported to be made; or (iii) the General Partner has Transferred all of its rights as a General Partner, all of its Partnership Interest as a General Partner or all of its Management Right as a General Partner.

(b) New General Partner. Any action for removal is conditioned on a new General Partner, selected by a Majority in Interest of the Limited Partners, being admitted to the Partnership immediately prior to the effective date of such removal. In connection with such admission, the new General Partner shall (i) make or agree to make such Capital Contribution as a Majority in Interest of the Limited Partners specify in exchange for a Partnership Interest entitling it to such allocations of Profits and Losses and distributions as a Majority in Interest of the Limited Partners specify and (ii) execute a written instrument pursuant to which it agrees to be bound by this Agreement, specifies its address for notices, and makes such representations, warranties and covenants as a Majority in Interest of the Limited Partners specify. The new General Partner so selected shall be admitted to the Partnership as a General Partner on such terms, and the removal of the old General Partner is effective only immediately subsequent to that admission.

(c) Restrictions. Notwithstanding the foregoing provisions of this Section, the General Partner may not be removed unless the Partnership receives an opinion from the Partnership’s legal counsel (or other counsel acceptable to the Limited Partners consenting to the removal) that the removal of the General Partner and the selection and admission of a new General Partner will not result in (i) the loss of limited liability of any Limited Partner or (ii) the Partnership being treated as an association taxable as a corporation for federal income tax purposes.

5.9 Withdrawal.

(a) No Right. The General Partner does not have the right to withdraw from the Partnership as a general partner. The General Partner agrees that it will not voluntarily withdraw from the Partnership as a general partner within the meaning of Section 6.02(a) of the Partnership Act, and any such voluntary withdrawal shall be a violation of this Agreement. If a General Partner voluntarily withdraws from the Partnership in violation of this covenant, the withdrawal will not be effective until the 90th day following notice of the withdrawal to all other Partners or such later date as the notice may specify.

(b) Consequences of Wrongful Withdrawal. If a General Partner wrongfully withdraws from the Partnership, including but not limited to in violation of Section 5.9(a), the Partnership may (i) recover damages from the withdrawing General Partner, including, without limitation, the reasonable cost of obtaining replacement of the services that the General Partner is obligated to perform, (ii) pursue any other remedies available under applicable law, (iii) effect recovery of damages by offsetting those damages against the amount otherwise distributable to that General Partner, (iv) reduce the Special Limited Partner’s Partnership Interest into which that General Partner’s Partnership Interest may be converted pursuant to Section 5.10 or (v) take any combination of such actions as it deems appropriate.

5.10 Conversion of Interest; Right to Purchase. Simultaneously with an Event of Withdrawal with respect to the General Partner (whether under the immediately prior Section or otherwise), the former General Partner’s Partnership Interest as a General Partner shall be automatically converted into that of a Special Limited Partner having a right to receive distributions from the Partnership and an obligation to make Capital Contributions to the Partnership equal to the right and obligation of the former General Partner as a General Partner immediately prior to its ceasing to be a General Partner and the former General Partner shall be automatically admitted to the Partnership as a Special Limited Partner in respect of such Partnership Interest. Furthermore, any Person named as a new General Partner pursuant to Section 5.8 or 12.2 shall have, for a period of one year following such Event of Withdrawal, the right to purchase such Partnership Interest for its fair market value (as determined by the General Partner using such reasonable methods as it shall adopt) . If such Partnership Interest is so purchased, it shall be automatically converted into that of a General Partner having the right to receive distributions from the Partnership and an obligation to make Capital Contributions to the Partnership equal to the right and obligation of the former Special Limited Partner as a Special Limited Partner immediately prior to such purchase and the new General Partner shall automatically be substituted as a General Partner in respect of such Partnership Interest.

5.11 Indemnification of General Partner. To the fullest extent permitted by law, and subject to the procedures in Article 11 of the Partnership Act, on request by the Person indemnified, the Partnership shall indemnify each General Partner and its Affiliates and their respective officers, directors, partners, employees and agents and hold them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, fees and disbursements of counsel) any of them may incur as a General Partner in the Partnership or in performing the obligations of the General Partner with respect to the Partnership, SPECIFICALLY INCLUDING THE INDEMNIFIED PERSON’S SOLE, PARTIAL OR

CONCURRENT NEGLIGENCE, but excluding any such items incurred as a result of something for which the General Partner is liable under Section 5.6, and on request by the Person indemnified the Partnership shall advance expenses associated with the defense of any related action.

5.12 Power of Attorney. Each Partner appoints the General Partner (and any Liquidating Manager or interim manager appointed pursuant to Section 13.1) as that Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging and delivering all certificates, documents and other instruments as may be necessary, appropriate or advisable in the judgment of the General Partner (or Liquidating Manager or interim manager appointed pursuant to Section 13.1) in furtherance of the business of the Partnership or complying with applicable law, including, without limitation, filings of the type described in Section 2.7 and amendments to this Agreement to reflect any admission or withdrawal of a Partner in accordance with the provisions of this Agreement or any other matter approved in accordance with the provisions of this Agreement. This power of attorney is irrevocable and is coupled with an interest. On request by the General Partner (or Liquidating Manager or interim manager appointed pursuant to Section 13.1), a Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or Liquidating Manager or interim manager appointed pursuant to Section 13.1) and shall execute, swear to, acknowledge and deliver any such certificate, document or other instrument.

5.13 Representations and Covenants of the General Partner. RTBD represents and warrants to the Partnership and to each other Partner that:

(a) Due Organization, Good Standing and Corporate Power. RTBD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. RTBD has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authorization and Validity of Agreement. RTBD has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by RTBD, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by RTBD. This Agreement has been duly executed and delivered by RTBD and is a valid and binding obligation of RTBD, enforceable against RTBD in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of any agreement, instrument, order, regulation, judgment or decree to which RTBD is subject or by which it or any of its assets is bound. RTBD is under no legal disability, contractual or otherwise, that prohibits it from entering into this Agreement and performing the obligations of the General Partner hereunder. RTBD is the sole party in interest in its Partnership Interest under this Agreement and, as such, is vested with all legal and equitable rights in such Partnership Interest.

ARTICLE 6. RIGHTS, OBLIGATIONS AND

REPRESENTATIONS OF LIMITED PARTNERS

6.1 Withdrawal. A Limited Partner does not have the right to withdraw from the Partnership as a limited partner.

6.2 Representations of Limited Partner. RTFA (a “Representing Partner”) hereby represents and warrants to, and agrees with, the Partnership and each other Partner as follows:

(a) Authorization and Validity of Agreement. Such Representing Partner has full power and authority to execute and deliver this Agreement, to perform the obligations of such Representing Partner hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Representing Partner, and the consummation by such Representing Partner of the transactions contemplated hereby, have been duly authorized and approved by such Representing Partner. This Agreement has been duly executed and delivered by such Representing Partner and is a valid and binding obligation of such Representing Partner, enforceable against such Representing Partner in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of any agreement, instrument, order, regulation, judgment or decree to which such Representing Partner is subject or by which such Representing Partner or any asset of such Representing Partner is bound. Such Representing Partner is under no legal disability, contractual or otherwise, that prohibits such Representing Partner from entering into this Agreement and performing the obligations of such Representing Partner hereunder. Such Representing Partner is the sole party in interest in the Partnership Interest of such Representing Partner under this Agreement and, as such, is vested with all legal and equitable rights in such Partnership Interest.

(b) Securities Act Investment. Such Representing Partner acknowledges and understands that the Partnership Interest has not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state (“State Law”) and must be held indefinitely unless it is subsequently registered under the Act and/or applicable State Law, or exemptions from such registration are available. Such Representing Partner agrees that the Partnership Interest will not be sold without registration under applicable securities laws (including the Act and State Law) or exemptions therefrom. The Partnership is the only entity which may register its Partnership Interest under the Act and State Law and it currently is not contemplating registering any of its Partnership Interests. Furthermore, the Partnership has not made any representations, warranties or covenants regarding the registration of the Partnership Interest or compliance with Regulation D or another exemption under the Act or State Law.

(c) Accredited Investor Status. Such Representing Partner is an “accredited investor” as such term is defined in
Section 2(15) of the 1933 Act and Rule 501 of Regulation D thereof. Representing Partner agrees to furnish any additional information which the Partnership deems necessary in order to verify this representation.

(d) Review of Partnership Information. Such Representing Partner has had an opportunity to ask questions of and receive answers from duly designated representatives of the Partnership concerning the terms and conditions of the offering and has been afforded an opportunity to examine such documents and other information which he or she has requested and for the purpose of answering any questions he or she may have concerning the business and affairs of the Partnership.

(e) No Advertisement. Such Representing Partner is not subscribing for the Partnership Interest as a result of, or subsequent to, an advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.

(f) Business Experience. Such Representing Partner acknowledges that he or she has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the prospective investment and to make an informed investment decision based upon the information stated herein and such additional information as he or she may have requested and received from the Partnership.

(g) Risk of Loss. Such Representing Partner further represents that he or she can bear the economic risk of loss of his or her entire investment; that the address set forth herein is his, her or its principal residence; that he or she intends to purchase the Partnership Interest for his or her own account and not, in whole or in part, for the account of any other person; that he or she is purchasing the Partnership Interest for investment and not with a view to public resale or distribution; and that he or she has not formed any entity for the purpose of purchasing the Partnership Interest.

(h) Reliance. Such Representing Partner understands that the Partnership and the General Partner are relying upon the foregoing representations and statements made by him or her. Without limiting the generality of the foregoing, the Representing Partner represents and warrants that his or her net worth is not less than ten times the amount invested in the Partnership.

(i) Restricted Stock Limitations. Such Representing Partner is aware that the Partnership Interest is and will be when issued “restricted securities” as that term is defined in Rule 144 of the General Rules and Regulations under the 1933 Act. Representing Partner is fully aware of the applicable limitations on the resale of the Partnership Interest as set forth herein and the 1933 Act, including all rules and regulations promulgated thereunder, and according to law.

ARTICLE 7. RIGHTS AND OBLIGATIONS OF SPECIAL LIMITED PARTNER

7.1 Withdrawal. A Special Limited Partner does not have the right to withdraw from the Partnership as a special limited partner.

7.2 Limitation on Voting Rights. A Special Limited Partner does not have the right to vote on any matter except as expressly set forth in this Agreement or required by law. To the extent a Special Limited. Partner has any voting rights, the Special Limited Partner shall vote together with the Limited Partner and as if it were a Limited Partner.

ARTICLE 8. MEETINGS AND CONSENTS OF PARTNERS

8.1 Consents and Voting.

(a) Sole Discretion. A Limited Partner (including the General Partner with respect to any Partnership Interest it may have as a Limited Partner) or a Special Limited Partner may grant or withhold its consent or vote its interest in its sole discretion, without regard to the interests of the Partnership or any other Partner.

(b) Only Partners of Record to Vote. Only Partners of record, acting personally or through a Qualified Representative, are entitled to vote on matters submitted to a vote of Partners. A Partner is deemed present at a meeting only if present in person or through a Qualified Representative.

(c) No Proxies. Partners are not entitled to vote by proxy unless the proxy is exercised by a Qualified Representative.

8.2 Meetings. At any time, the General Partner or Limited Partners owning Partnership Interests entitling them to at least 10% of the Sharing Ratios of all Limited Partners (other than any Special Limited Partner) may call a meeting of the Partners to transact business that the Partners or any group of Partners may conduct as provided in this Agreement. A meeting may be called by notice to all Partners entitled to vote thereat on or before the tenth day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting. The chairperson of the meeting shall be an individual the Person(s) sending the notice of the meeting specifies. At the meeting, the Partners may take any action included in the notice of the meeting by vote of Partners present, in person or through a Qualified Representative, constituting Partners whose consent is required for that action pursuant to the other provisions of this Agreement. With respect to other matters, the meeting must be conducted in accordance with rules that the General Partner and a Majority in Interest of the Limited Partners establish or, failing agreement on rules, in accordance with Robert’s Rules of Order.

8.3 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken, by the Partners or any group thereof may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the Partners whose consent is necessary to take the action. The consent may be in one or more counterparts. For purposes of this Section, a telegram, telex, cablegram or similar transmission by a Person or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Person shall be regarded as signed by that Person. In any request for consent or approval from another Partner, the requesting Partner(s) may specify a response period, ending no earlier than the fifth day following the date on which the Partner whose consent or approval is sought receives the request as described in Section 14.2. If the receiving Partner does not respond by the end of this period, it shall be deemed to have not consented to or approved the action set forth in the request. Prompt notice of such action shall be given to each Partner who did not consent to such action in writing, but failure to give such notice shall not affect the validity of such action.

8.4 Action by Telephone Conference. Partners may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 9. BANK ACCOUNTS, INVESTMENTS, GENERAL

ACCOUNTING PROVISIONS AND REPORTS

9.1 Books of Account; Access. Appropriate books of account shall be kept at the principal office of the Partnership, and each Partner and its representatives shall have reasonable access to all books, records and accounts of the Partnership during regular business hours and shall be entitled to be furnished with such other information concerning the operations and investments of the Partnership as it may reasonably request. The books of account for the Partnership shall be maintained on a cash basis in accordance with generally accepted cash basis accounting principles, consistently applied, except that the Capital Accounts of the Partners shall be maintained in accordance with Section 3.7. The calendar year shall be the accounting year of the Partnership.

9.2 Annual Reports. On or before the 120th day following the end of each Fiscal Year during the term of the Partnership, the General Partner shall cause each other Partner to be furnished with a balance sheet, an income statement and a statement of changes in Partners’ capital of the Partnership for, and as of the end of, that year. These financial statements must be prepared in accordance with the accounting principles required by Section 9.1 and may be, if requested by a Majority in Interest of the Limited Partners, certified by a recognized finn of certified public accountants chosen by such Limited Partners. If they are so certified, the financial statements shall be accompanied by a report of the certified public accountants certifying the statements and stating that (a) their examination was made in accordance with generally accepted auditing standards and, in their opinion, the financial statements fairly present the financial position, financial results of operations and changes in Partners’ capital in accordance with accounting principles generally employed for records kept in accordance with Section 9.1 (except as therein noted) and (b) in making the examination and reporting on the financial statements described above, nothing came to their attention that caused them to believe that (i) the income and revenues were not paid or credited in accordance with the financial and accounting provisions of this Agreement, (ii) the costs and expenses were not charged in accordance with the financial and accounting provisions of this Agreement or (iii) the General Partner or any other Partner failed to comply in any material respect with the financial and accounting provisions of this Agreement, or if they do conclude that the General Partner or another Partner so failed, specifying the nature and period of existence of the failure. The

General Partner also may cause to be prepared or delivered such other reports as it may deem appropriate. The Partnership shall bear the costs of all these reports.

9.3 Bank Accounts. The General Partner shall establish and maintain in the name of the Partnership one or more accounts at one or more banks that are members of the Federal Deposit Insurance Corporation. All Partnership funds shall be deposited into such account(s). No other funds shall be deposited into any such account. Funds deposited in any such account may be withdrawn only to pay Partnership debts or obligations, to make distributions to the Partners pursuant to this Agreement or to make Permitted Investments.

9.4 Investments. Partnership funds may be invested in cash in interest bearing accounts that are fully insured by the United States government (“Permitted Investments”).

ARTICLE 10. TAXES

10.1 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 10.2. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.

10.2 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Partnership’s fiscal year;

(b) to adopt the cash method of accounting and to keep the Partnership’s books and records on the income-tax method;

(c) if a distribution of Partnership property as described in section 734 of the Code occurs or if a transfer of a Partnership Interest as described in section 743 of the Code occurs, on request by notice from any Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership properties;

(d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by section 709(b) of the Code; and

(e) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

10.3 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. The General Partner may take any action contemplated by sections 6222 through 6232 of the Code only with the consent of a Majority in Interest of the Limited Partners and then only if such action is not one left to the determination of an individual Partner under sections 6222 through 6232 of the Code.

ARTICLE 11. RESTRICTIONS ON CERTAIN TRANSFERS

AND COMPETITIVE ACTIVITIES

11.1 General Prohibition. Neither a Partner nor any assignee of a Partner shall make or suffer any Transfer of all or any part of its Partnership Interest, whether now owned or hereafter acquired, except in accordance with the terms of this Agreement and any purported Transfer not made in compliance with this Agreement shall be void and of no force and effect.

11.2 Transfer by General Partner. Each Limited Partner has entered into this Agreement, in part, based upon the identity of the General Partner. The General Partner shall not make or suffer any Transfer of all or any part of its Partnership Interest, whether now owned or hereafter acquired, except with the prior written consent of a Majority in Interest of the Limited Partners. The Limited Partners will be excused from accepting the performance of and rendering performance to any other Person as a general partner hereunder (including any trustee or assignee of the General Partner) as to whom such prior written consent has not been rendered.

11.3 Transfer by Limited Partner. No Limited Partner shall make or suffer any Transfer of all or any part of its Partnership Interest, whether now owned or hereafter acquired, except with the prior written consent of the General Partner.

11.4 Securities Laws Compliance. The Partnership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the state securities laws of Texas or any other state. Without such registration, no Limited Partner or Special Limited Partner may effect or suffer a Transfer without delivery to the General Partner of an opinion of counsel satisfactory to the General Partner that such registration is not required for such transfer and/or the submission to the General Partner of such other evidence as may be reasonably satisfactory to the General Partner to the effect that any such transfer will not be in violation of the Securities Act of 1933, as amended, applicable state securities laws or any rule or regulation promulgated thereunder.

11.5 Substituted Partners. Unless otherwise provided in this Agreement, an assignee of a Partner may become a substituted partner only with the consent of the General Partner and a Majority in Interest of the Limited Partners and compliance with any other requirements of the Partnership Act (other than any that require a different consent of Partners).

11.6 Amendment of Certificate of Limited Partnership. If required by the Partnership Act, the Partners shall cause the Certificate to be amended, if and when appropriate, to reflect the substitution or addition of Partners in accordance with this Agreement.

11.7 Competition. Neither this Agreement nor the relationship created hereby shall preclude or limit, in any respect, the right of a Partner or any Affiliate of a Partner to engage, directly or indirectly, through participation, investment or otherwise, in any opportunity or business of any type, including those that may be the same as or similar to the Partnership or its business, those that compete with the Partnership and those in which the Partnership has invested. Neither a Partner nor any Affiliate of a Partner shall have any obligation to offer to the Partnership or any other Partner the right to participate in any such activity. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement or the relationship created by this Agreement, with respect to any such activity.

ARTICLE 12. DISSOLUTION

12.1 Dissolution. Subject to Section 14.15, upon the happening of the first to occur of the following events, the Partnership shall be dissolved unless the business of the Partnership is continued under Section 12.2:

(a) the execution by all Partners (other than any Special Limited Partner) of an instrument dissolving the Partnership;

(b) the occurrence of an Event of Withdrawal with respect to a General Partner; or

(c) the entry of a decree of judicial dissolution under Section 8.02 of the Partnership Act.

The death, insanity, disability, bankruptcy, dissolution or other event occurring with respect to any Limited Partner or any Special Limited Partner shall not dissolve the Partnership.

12.2 Continuation. If an event described in clause (b) of Section 12.1 occurs, the Partnership will not be dissolved and the business of the Partnership may be continued and no winding up shall be required if (a) there remains at least one General Partner and the remaining General Partner or Partners continue to carry on the business of the Partnership, which such General Partner(s) are expressly permitted to do or (b) within 90 days after the occurrence, a Majority in Interest of the Limited Partners agree in writing to continue the business of the Partnership and, to the extent that they desire or if there are no remaining General Partners agree to the appointment, effective as of the date of an Event of Withdrawal, of one or more new General Partners.

12.3 Interim Manager. If the Partnership is dissolved, a Majority in Interest of the Limited Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) a new general partner, if any, is elected, if the Partnership is reconstituted or (b) the Liquidating Manager is appointed, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Partners.

12.4 Effect of Dissolution. The dissolution shall be effective on the day on which the event giving rise to the dissolution occurs, but the Partnership shall not terminate until the assets have been distributed in accordance with Article 13.

ARTICLE 13. WINDING UP AND TERMINATION

13.1 Winding Up and Termination.

(a) General. As expeditiously as possible following a dissolution, the Liquidating Manager shall proceed to wind up the affairs of the Partnership, liquidate the assets, pay the liabilities and make liquidating distributions to the Partners, in the following order of priority:

(i) subject to Section 5.2(d), the Liquidating Manager shall sell Partnership assets (which sale may be made to Partners and their Affiliates) only to the extent necessary to pay all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and debts and liabilities owed to Partners other than in their capacity as partners) or otherwise make adequate provision therefor (including, without limitation, the establishment of a Liquidation Escrow to pay for contingent liabilities in such amount and for such term as the Liquidating Manager may reasonably determine), and any resulting Profit or Loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in the manner described in Article 4;

(ii) subject to Section S.2(d), the Liquidating Manager shall sell all remaining Partnership property (other than the Liquidation Escrow) (which sale may be made to Partners and their Affiliates), and any resulting Profit or Loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in the manner described in Article 4;

(iii) the fair market value of any Partnership property that is to be distributed in kind shall be determined by the Liquidating Manager using such reasonable methods as it shall adopt and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the Unrealized Gain or Loss inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution;

(iv) all remaining cash and other Partnership property (other than the Liquidation Escrow) shall be distributed among the Partners in accordance with the positive Capital Account balances of the Partners.

(b) Powers. Until final distribution, the Liquidating Manager shall continue to operate the Partnership properties with all of the power and authority of the General Partner.

(c) Cost of Liquidation. The costs of liquidation shall be borne as a Partnership expense.

(d) Termination; Release of Liquidation Escrow. At the time such distributions are made in accordance with subsection (a), the Partnership shall terminate, but if at any time thereafter any of the funds in the Liquidation Escrow are released because, in the opinion of the Liquidating Manager, the need for such escrow has ended, such funds shall be distributed in accordance with subsection (a).

(e) No Recourse. No Partner shall have any recourse against the Partnership or any other Partner for the return of its Capital Contributions or any distributions not required by this Agreement except as contemplated by Section 3.7.

13.2 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Partnership Act may require or permit) shall cause the cancellation of the Certificate and any other filings made as provided in Section 2.9 and shall take such other actions as may be necessary to terminate or reflect the termination of the Partnership.

ARTICLE 14. MISCELLANEOUS

14.1 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner and a Majority in Interest of the Limited Partners; provided, however, that (a) an amendment or modification reducing a Partner’s share of distributions or increasing its obligation to make Capital Contributions (other than to reflect changes otherwise provided by or contemplated in this Agreement) is effective only with that Partner’s consent, (b) an amendment or modification reducing the required measure for any consent or vote in this Agreement is effective only with the consent or vote of Partners having the measure theretofore required, (c) an amendment or modification that reflects the admission or withdrawal of a Partner need not be approved by any Partner if the requirements set forth in this Agreement with respect to such admission or withdrawal are otherwise satisfied, (d) an amendment or modification that affects only one group of Partners is effective only with the consent or vote of a Majority in Interest of such Partners and (e) an amendment or modification that affects only one Partner or affects any Partner disproportionately is effective only with the consent or vote of such Partner.

14.2 Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed, first class postage prepaid or delivered by a nationally recognized express courier service, charges prepaid, if to the Partnership to the address of the Partnership’s registered office (as reflected on the records of the Secretary of State of the State of Texas) and if to a Partner, to the appropriate address set forth on Exhibit A to this Agreement. Any such notice, when sent in accordance with the provisions of the preceding sentence, shall be deemed to have been given and received (a) on the day personally delivered, (b) on the third day following the date mailed or (c) twenty-four hours after shipment by such courier service. A Partner may change its address by giving notice in writing to all other Partners in the manner set forth in this Section, stating the new address.

14.3 Failure to Pursue Remedies. The failure of any party to seek redress for violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.4 Section Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.5 Severability of Provisions. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement and the illegal or invalid provision shall be enforced to the maximum extent possible to still be legal and valid.

14.6 Governing Law; Venue. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas. Except for those actions, proceedings or claims which this Agreement provides will be settled by arbitration, any action, proceeding or claim arising out of or relating to this Agreement commenced by any Partner in its individual capacity must be prosecuted in Travis County, Texas. Each Partner waives any plea of privilege that might exist in the absence of such Partner’s agreement to prosecute such claim in Travis County, Texas, and each Partner irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of Texas and consents to service of process upon such Partner in any legal proceeding arising out of or in connection with this Agreement.

14.7 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of anyone right or remedy by any party shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Partners may have by law, statute, ordinance or otherwise.

14.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Partners had all signed the same document. All counterparts shall be construed together and shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to account for more than one counterpart executed by the Person against whom enforcement is sought.

14.9 Successors and Assigns. Each and every covenant, term, provision and agreement herein contained shall be binding upon each of the Partners and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of each of the Partners. Unless and until properly admitted as a Partner, no assignee shall have any rights of a Partner beyond those provided by the Partnership Act to assignees or otherwise expressly provided herein to assignees.

14.10 Construction, Sections, Exhibits, Etc. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Each reference to a “Section” or “Subsection” herein is, unless specifically indicated otherwise, a reference to a section or subsection of this Agreement. Each reference to an “Exhibit” herein is, unless specifically indicated otherwise, a reference to an exhibit attached hereto, all of which are made a part hereof for all purposes, it being understood that if any Exhibit that is to be executed and delivered pursuant to the terms hereof contains blanks, it shall be completed correctly and completely in accordance with the terms and provisions hereof and as contemplated herein prior to or at the time of its execution and delivery.

14.11 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

14.12 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership (other than pursuant to Article 12) or for partition of the property of the Partnership.

14.13 Attorneys’ Fees. If the Partnership or any Partner brings any legal action to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses, in addition to any other relief to which such party may be entitled.

14.14 Arbitration. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties pending arbitration. Further, the arbitrator(s) shall have power to enter such orders by way of interim award, and they shall be enforceable in court. The place of such arbitration shall be in Dallas County, Texas.

14.15 Entire Agreement. This Agreement sets forth the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, related thereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Partners have executed this Agreement to be effective as of the date first set forth above.

GENERAL PARTNER: RTBD, INC., a Delaware corporation

By:	/s/ Scarlett May
Name: Scarlett May
Title: Vice President

LIMITED PARTNER:
RT FRANCHISE ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Scarlett May
Name: Scarlett May
Title: Vice President